SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

_____________

SCHEDULE 13G
(Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
Evergreen Solar, Inc.

 (Name of Issuer)

Common Stock, $0.01 par value

 (Title of Class of Securities)

30033R108

 (CUSIP Number)

12/22/04

 (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

X Rule 13d-1(b)
   Rule 13d-1(c)
   Rule 13d-1(d)






CUSIP No.
30033R108
13G
Page 	 2     of
5	    Pages


1

NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

CRT Capital Group LLC  06-1386357



2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)


3

SEC USE ONLY


4

CITIZENSHIP OR PLACE OF ORGANIZATION

Connecticut





NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

5

SOLE VOTING POWER (1)
3,937,240



6

SHARED VOTING POWER
0


7

SOLE DISPOSITIVE POWER (1)
3,937,240



8

SHARED DISPOSITIVE POWER
0

9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON (1)

3,937,240


10

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*	[   ]

11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 (2)
8.3%

12

TYPE OF REPORTING PERSON
BD



CUSIP No.
30033R108
13G
Page 	 3     of
5	    Pages

Item 1(a).	Name of Issuer:

 		Evergreen Solar, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

 		259 Cedar Hill Street, Marlboro, MA 01752

Item 2(a).	Name of Person Filing:

 		CRT Capital Group LLC

Item 2(b).	Address of Principal Business Office or, if None,
  		Residence:

		262 Harbor Drive, Stamford, CT  06902

Item 2(c).	Citizenship:

 		Connecticut

Item 2(d).	Title of Class of Securities:

		Common Stock, $0.01 par value

Item 2(e).	CUSIP Number:

		30033R108

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or
13d-2(b) or (c), Check Whether the Person Filing is a:   N/A

(a)	? Broker or dealer registered under Section 15 of the
Exchange Act.

(b)	? Bank as defined in Section 3(a)(6) of the Exchange
Act.

(c)	? Insurance company as defined in Section 3(a)(19) of
the Exchange Act.

(d)	? Investment company registered under Section 8 of the
Investment Company Act.

(e)	? An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

(f)	? An employee benefit plan or endowment fund in
accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	? A parent holding company or control person in
accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	? A savings association as defined in Section 3(b) of
the Federal Deposit Insurance Act;

(i)	? A church plan that is excluded from the definition of an
investment company under 					Section 3(c)(14) of
the Investment Company Act;

(j)	? Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


CUSIP No.
211:    30033R108
13G
Page 	 4     of
5	    Pages

Item 4.  Ownership.

(a)	Amount beneficially owned:

	3,937,240

(b)	Percent of class:

	8.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote
   	3,937,240

(ii)	Shared power to vote or to direct the vote
	0

(iii)	Sole power to dispose or to direct the disposition of
	3,937,240

(iv)	Shared power to dispose or to direct the disposition of
	0

Item 5. 	Ownership of Five Percent or Less of a Class.
  	N/A

If this statement is being filed to report the fact that
as of the date hereof the reporting person 				has
ceased to be the beneficial owner of more than five percent of
the class of securities check the following [    ].


Item 6.  	Ownership of More than Five Percent on Behalf of
Another Person.

			N/A

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the
Parent Holding Company.

			N/A

Item 8.  	Identification and Classification of Members of the
Group.

			N/A

Item 9. 	 Notice of Dissolution of Group.

			N/A

Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP No.
30033R108
13G
Page 	 5     of
5	    Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 7, 2005
(Date)

/s/ C. Michael Vaughn, Jr.
(Signature)


302:    C. Michael Vaughn, Jr.,
303:    Managing Member
304:    (Name/Title)

(1) This amount includes warrants to purchase 2,937,240 shares of underlying Common Stock.

(2) All percentages herein are based on 47,543,823 issued and outstanding shares of Common Stock as reported by the Issuer in its Prospectus Supplement filed on February 3, 2005.




LIBC/2085330.1

LIBC/2085330.1


LIBC/2085330.1

LIBC/2085330.1

LIBC/2085330.1

LIBC/2085330.1

LIBC/2085330.1